Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

Willis Lease Finance Earns $2.2 Million in 2Q14

NOVATO, CA —August 6, 2014 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported second quarter 2014 net income was $2.2 million, or $0.27 per diluted share, compared to $9.7 million, or $1.17 per diluted share, in the second quarter of 2013, and $4.3 million, or $0.53 per diluted share, in the first quarter of 2014. Earnings for the second quarter of 2013 were positively impacted by a one-time $8.6 million tax benefit related to a reduction in the company’s deferred tax liability and higher than normal earnings from joint ventures due to the recording of $3.4 million of maintenance reserve revenue related to the termination of aircraft leases within the WOLF joint venture.

“Our core earnings have shown considerable improvement this year compared to last year, with pretax income growing 88% in the second quarter and increasing 128% in the first half of the year,” said Charles F. Willis, Chairman and CEO. “We continue to build a dynamic business model that has demonstrated long-term vibrancy through multiple market cycles.”

“In the second quarter, we completed two major projects that will provide significant opportunities for future growth,” Willis continued. “After more than a year of discussions and negotiations, we signed a ground-breaking joint venture agreement with China Aviation Supplies Import & Export Corporation Limited (“CASC”), China’s leader in aviation supplies trade, distribution and logistics. This joint venture called CASC Willis Engine Leasing Company, Ltd. will be the primary leasing vehicle we will use to pursue engine leasing and related services in China in the future.  We also successfully renewed and extended our revolving credit facility, upsizing the debt facility by $250 million to $700 million in an offering that was substantially oversubscribed. Three new banks joined the facility and all nine banks in the prior revolver either maintained or increased their commitment levels. We are pleased to be partnering with some of the most prestigious companies in the aviation and banking communities to grow our engine fleet and further expand the services that meet the needs of our airline customers and build value for our shareholders.”

Second Quarter 2014 Highlights (at or for the three-month periods ended June 30, 2014, compared to June 30, 2013, and March 31, 2014):

•                  Tangible book value per share increased 8.9% to $26.13 at June 30, 2014, compared to $24.00 a year ago.

•                  Lease rent revenues were flat at $24.8 million in 2Q14 compared to the year ago period and increased 5.0% to $51.7 million in the first half of the year from the year ago period.

•                  Maintenance reserve revenues increased 23.5% to $14.6 million in the second quarter and grew 36.0% to $28.6 million in the first half of the year from the year ago period.

•                  Total revenues increased 11.3% to $42.3 million in 2Q14 from $38.0 million in 2Q13 with increases recorded in all revenue line items.

•                  Average utilization in the current quarter was 81% compared to 83% in the second quarter of 2013.

•                  Utilization was 82% at quarter end, compared to 84% at the end of the first quarter and 83% a year ago.

•                  Liquidity under the revolving credit facility was $357 million at quarter end, up from $111 million a year ago, reflecting the upsizing of the revolver during the quarter.

WLFC earns $0.27 EPS in 2Q14

August 6, 2014

“While new leasing activity continues to be strong, we had an unusually high number of engines come off lease in the latter part of the first quarter, which continued into the first part of the second quarter,” said Donald A. Nunemaker, President.  “As a result, utilization was down slightly at the end of the second quarter and lease rent revenues were flat compared to the year ago quarter.  Leasing spare engines continues to make economic sense for our customers, and we remain confident that the long-term outlook for our business is strong.  In the short-term, however, headwinds created by supply and demand dynamics are contributing to a challenging environment for us.”

Balance Sheet

At June 30, 2014, Willis Lease had 196 commercial aircraft engines, 5 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.017 billion, compared to 194 commercial aircraft engines, 3 aircraft parts packages and 7 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.015 billion, a year ago.  The Company’s funded debt-to-equity is 3.44 to 1 at quarter end, compared to 3.53 to 1 at March 31, 2014, and 3.50 to 1 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, APU’s and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 110 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

WLFC earns $0.27 EPS in 2Q14

August 6, 2014

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2014	2013	Change	2014	2013	Change
REVENUE
Lease rent revenue	$24,801	$24,750	0.2%	$51,701	$49,237	5.0%
Maintenance reserve revenue	14,560	11,788	23.5%	28,590	21,017	36.0%
Gain on sale of leased equipment	1,620	848	91.0%	1,929	1,534	25.7%
Other revenue	1,270	567	124.0%	3,031	1,469	106.3%
Total revenue	42,251	37,953	11.3%	85,251	73,257	16.4%

EXPENSES
Depreciation and amortization expense	15,735	14,191	10.9%	31,445	27,801	13.1%
Write-down of equipment	2,183	1,985	10.0%	2,478	1,985	24.8%
General and administrative	9,261	9,204	0.6%	18,947	17,473	8.4%
Technical expense	2,370	4,216	(43.8)%	3,890	5,890	(34.0)%
Net finance costs	9,396	9,852	(4.6)%	18,755	19,079	(1.7)%
Total expenses	38,945	39,448	(1.3)%	75,515	72,228	4.6%

Earnings (loss) from operations	3,306	(1,495)	n/a	9,736	1,029	846.2%

Earnings from joint ventures	245	3,382	(92.8)%	551	3,475	(84.2)%

Income before income taxes	3,551	1,887	88.2%	10,287	4,504	128.4%
Income tax expense (benefit)	1,337	(7,805)	n/a	3,742	(6,798)	n/a
Net income attributable to common shareholders	$2,214	$9,692	(77.2)%	$6,545	$11,302	(42.1)%

Basic earnings per common share	$0.28	$1.20		$0.82	$1.40

Diluted earnings per common share	$0.27	$1.17		$0.80	$1.36

Average common shares outstanding	7,976	8,106		7,946	8,073
Diluted average common shares outstanding	8,179	8,303		8,164	8,307

WLFC earns $0.27 EPS in 2Q14

August 6, 2014

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	June 30, 2014	Dec 31, 2013	June 30, 2013
ASSETS
Cash and cash equivalents	$12,372	$12,801	$4,340
Restricted cash	44,547	50,794	35,336
Equipment held for operating lease, less accumulated depreciation	1,016,507	1,033,022	1,015,298
Equipment held for sale	27,804	32,491	22,786
Operating lease related receivable, net of allowances	9,837	13,286	8,774
Inventory	13,981	3,280	—
Investments	24,036	23,485	31,451
Property, equipment & furnishings, less accumulated depreciation	4,811	4,950	5,316
Intangible assets, net	1,280	1,396	—
Equipment purchase deposits	1,869	1,369	1,369
Other assets	22,208	22,355	20,905
Total assets	$1,179,252	$1,199,229	$1,145,575

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$19,645	$16,283	$18,334
Liabilities under derivative instruments	—	—	781
Deferred income taxes	89,846	86,685	83,677
Notes payable	753,820	787,614	744,498
Maintenance reserves	75,103	77,335	70,493
Security deposits	18,197	15,158	10,974
Unearned lease revenue	3,824	3,549	4,130
Total liabilities	960,435	986,624	932,887

Shareholders’ equity:
Common stock ($0.01 par value)	$84	$84	$89
Paid-in capital in excess of par	44,566	44,741	49,166
Retained earnings	174,000	167,455	164,213
Accumulated other comprehensive income (loss), net of tax	167	325	(780)
Total shareholders’ equity	218,817	212,605	212,688

Total liabilities and shareholders’ equity	$1,179,252	$1,199,229	$1,145,575

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Note:  Transmitted on GlobeNewswire on August 6, 2014, at 6:00 a.m. PDT.